EXHIBIT 99.1

FIRST CHOICE HEALTHCARE SOLUTIONS REPURCHASES

WARRANT FOR 2.32 MILLION SHARES

MELBOURNE, FL – (Market Wired) – November 17, 2016 – First Choice Healthcare Solutions, Inc. (OTCQB:FCHS) (“FCHS,” “First Choice” or the “Company”), one of the nation’s only non-physician-owned, publicly traded healthcare services companies focused on the delivery of total musculoskeletal solutions with an emphasis on Orthopaedics, including spine care and treatment, today announced that it has completed the repurchase of a cashless warrant from Hillair Capital Investments, L.P. (“Hillair”), which provided Hillair with the right to purchase 2.32 million shares of the Company’s common stock at an exercise price of $1.35 (the “Warrant”). The Warrant was originally issued to Hillair on November 8, 2013 in connection with a convertible debt financing that was paid back in full in August 2015. First Choice paid Hillair $600,000 for the repurchase of the Warrant, which has been canceled by the Company.

Commenting on the Warrant repurchase, First Choice President and CEO Chris Romandetti stated, “We are very pleased to have repurchased and canceled this Warrant, eliminating overhang which could have had a significant dilutive impact on our share value and fellow shareholders. Moreover, given our growth momentum and positive outlook, using our cash to repurchase the Warrant was determined to be the best use of our capital and demonstrates our confidence in First Choice’s future opportunities.”

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is implementing a defined growth strategy aimed at expanding its network of non-physician-owned medical centers of excellence, which concentrate on treating patients in the following specialties: Orthopaedics, Spine Surgery, Neurology, Interventional Pain Management and related diagnostic and ancillary services in key expansion markets throughout the Southeastern U.S. Serving Florida’s Space Coast, the Company’s flagship integrated platform currently administers over 100,000 patient visits each year and is comprised of First Choice Medical Group, The B.A.C.K. Center and Crane Creek Surgery Center. For more information, please visit www.myfchs.com, www.myfcmg.com, www.thebackcenter.net and www.cranecreeksurgerycenter.com.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company’s actual results to differ materially from those contained in these forward-looking statements can be found in the Company’s periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Investor Contact:	At First Choice Healthcare Solutions, Inc.
Wolfe Axelrod Weinberger Associates	Phone: 321-802-5830
Donald C. Weinberger | don@wolfeaxelrod.com	Email: IR@myfchs.com
Stephen D. Axelrod, CFA | steve@wolfeaxelrod.com
Phone: 212-370-4505